                                                                 Exhibit 12.1


                              CONVERGYS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (MILLIONS OF DOLLARS)
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

                                                Three
                                                Months
                                                 Ended                             Year Ended December 31,
                                                March 31,       --------------------------------------------------------------
                                                  2000          1999           1998          1997           1996          1995
                                                  ----          ----           ----          ----           ----          ----
  Earnings
             Income (loss) before income
             taxes, extraordinary charges
             and cumulative effect of
             change in accounting
             principle                            $72.3        $222.5         $130.6        $130.6         $124.8         $19.4

             Adjustment for undistributed
             (income) losses of partnerships       (5.8)          2.2          (25.1)         (2.1)          (5.1)         (5.6)
             Interest expense                       8.1          32.5           33.9           5.4            6.0           7.4
             Portion (1/3) of rental expense
             deemed interest                        8.6          36.8           39.1          31.6           25.5          20.3
                                                  -----        ------         ------        ------         ------         -----
             Total earnings                       $83.2        $294.0         $178.5        $165.5         $151.2         $41.5
                                                  =====        ======         ======        ======         ======         =====
Fixed charges
             Interest expense                      $8.1         $32.5          $33.9          $5.4           $6.0          $7.4
             Portion (1/3) of rental expense
             deemed interest                        8.6          36.8           39.1          31.6           25.5          20.3

             Total fixed charges                  $16.7         $69.3          $73.0         $37.0          $31.5         $27.7
                                                  =====        ======         ======        ======         ======         =====

Ratio of earnings to fixed charges                 4.98          4.24           2.45          4.47           4.80          1.50

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